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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (this "Agreement") is made as of the 21st day of July, 2004 (the "Effective Date") by and between First National Bankshares of Florida, Inc., a Florida corporation (the "Company"), and Kevin C. Hale (the "Executive").

      WHEREAS, Executive is the President and Chief Operating Officer of the Company;

      WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated February 15, 2000 (the "Existing Employment Agreement"); and

      WHEREAS, the Company and Executive desire to terminate the Existing Employment Agreement and enter into this Agreement and that certain Change of Control Agreement dated as of the date hereof (the "Change of Control Agreement").

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

      1. POSITION AND DUTIES. The Company hereby agrees to employ Executive as President and Chief Operating Officer of the Company, with such powers and duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer of the Company, subject to the terms, conditions and provisions of this Agreement. Executive hereby accepts such employment and agrees to serve without additional compensation, if elected, in any other senior executive position of the Company reasonably requested of him and as an officer and/or director of any subsidiary of the Company in accordance with Section 7 hereof. Executive shall devote his full-time best efforts to such employment and shall apply substantially that degree of skill and diligence in rendering services to the Company and its subsidiaries under this Agreement as would be applied by a person of ordinary prudence and comparable experience under similar circumstances. In connection therewith, Executive shall report to and be subject to the direction of the Board of Directors and the Chief Executive Officer of the Company. Notwithstanding the foregoing, Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities; provided, however, Executive shall not accept any position as a director of any unaffiliated for-profit business organization without advance approval of the Company's Board of Directors, which approval shall not be unreasonably withheld.

      2. COMPENSATION.

            (a) Annual Salary. As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company an annual salary of not less than $420,000 per year, (the "Annual Salary") payable in accordance with the Company's normal payroll practice, prorated for any partial employment period. The Annual Salary may be increased from time to time by the Company, but shall not be decreased without the written consent of Executive.

            (b) Compensatory Plan Participation. Executive will be eligible to participate in any compensatory plans, including incentive compensation, stock option, stock bonus, cash, profit-sharing or similar plans, which the Company may make available to its other executives, subject to the terms and conditions of such plans and, if applicable, the discretion of the Company in determining the frequency and magnitude of awards under such plans.

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      3. FRINGE BENEFITS, VACATION TIME, EXPENSES AND PERQUISITES.

            (a) Benefit Plan Participation. Executive shall be eligible to participate in or receive benefits under all corporate employment benefit plans made available by the Company to its executives and key management employees including, but not limited to, any pension, savings, insurance, medical or health-and-accident plan or arrangement, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements.

            (b) Vacation Time Allowances. Executive shall be entitled each year to vacation time in accordance with the Company's personnel policy, during which time Executive's compensation shall be paid in full.

            (c) Business Expense Reimbursement. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided that Executive properly accounts therefor in accordance with corporate policy.

            (d) Use of Company-Provided Automobile. The Company will either (i) purchase or lease an appropriate luxury vehicle agreeable to Executive for the Executive's use in business and personal travel or (ii) provide to Executive a monthly cash car allowance, which shall not be less than the amount of any such car allowance provided to Executive by the Company as of the date hereof. If the Company elects to provide a vehicle for Executive's use, (i) the Company will secure appropriate liability insurance on the vehicle and pay all normal and reasonable operating expenses associated with the use of the vehicle, (ii) Executive shall report personal use of the vehicle each year in compliance with Internal Revenue Service requirements and will be liable for the payment of any personal income taxes resulting from such personal use, and (iii) upon the termination of Executive's employment for any reason, if the vehicle is then owned by the Company or any of its affiliates, Executive shall be entitled to purchase such vehicle from the Company at the vehicle's book value as reflected in the Company's books and records, or the vehicle's wholesale value, whichever is lower.

            (e) Other Perquisites. The Company shall provide to Executive a membership at the Royal Poinciana Golf Club, or any other comparably priced club, including dues, assessments and initiation fees. Executive shall be entitled to receive such other perquisites as the Company deems appropriate.

            (f) Basic Retirement Plan. Executive's "Credited Service" (as defined in the Company's Basic Retirement Plan ("BRP")) shall be 4.33 years as of July 1, 2004 and shall increase thereafter in accordance with the terms of the BRP. Any Social Security or Medicare taxes (OASDHI) payable with respect to BRP payments to Executive or Executive's beneficiary shall be paid by the Company, including both the Company's share and the Executive's share. Notwithstanding anything to the contrary herein, in no event shall the benefit payable to Executive under the BRP be less than the benefit that would have been payable under the provisions of the F.N.B. Corporation Basic Retirement Plan as in effect as of December 31, 2002.

      4. RESTRICTIVE COVENANTS. Executive acknowledges that he has performed services or will perform services hereunder which directly affect the Company's business. Accordingly, the

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parties deem it necessary to enter into the protective agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

            (a) Non-competition. Executive expressly covenants and agrees that during the term of his employment hereunder and for a period of two years after termination of his employment hereunder for any reason, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes, but it is not limited to, the commercial banking, insurance agency, wealth management, trust, savings and loan, and mortgage banking businesses, and any other business in which the Company or any of its subsidiaries is engaged, anywhere within 75 miles of the city limits of Naples in Collier County, Florida; provided, however, that Executive shall not be prohibited hereunder from investing in a business similar to the business of Company or any of its subsidiaries if such investment is limited to less than three percent of the capital stock or other securities of any corporation or similar organization the common stock of which is traded on a national securities exchange or the Nasdaq National Market.

            (b) Non-Solicitation of Employees. Executive agrees that he will, for so long as he is employed by the Company and for a period of two years after termination of his employment for any reason, (i) not solicit, entice, persuade, or induce any other employee of the Company or any of its subsidiaries to leave the employ of such entity, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any individual who is employed by the Company or any of its subsidiaries at the time of the attempted recruiting or hiring.

            (c) Non-Solicitation of Customers. Executive will, for so long as he is employed by the Company and for a period of two years after termination of his employment for any reason, refrain from soliciting, or attempting to solicit, directly or by assisting others, any business from any of the customers of the Company or its subsidiaries, or actively sought prospective customers of the Company or its subsidiaries, for purposes of providing products or services that are similar to or competitive with those provided by the Company or any of its subsidiaries, if the Company or any of its subsidiaries is also then still engaged in such business.

      5. UNAUTHORIZED DISCLOSURE. During the period of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder or as required by law, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company's services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or any business practices the disclosure of which he knows will be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

      6. INJUNCTIVE RELIEF. It is understood and agreed by and among the parties hereto that the services to be rendered by Executive hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or

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adequately compensated in damages, and additionally that a breach by Executive of the covenants set out in Sections 4 or 5 of this Agreement will cause the Company great and irreparable injury and damage. Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 4 or 5 of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.

      7. SUBSIDIARIES. It is understood and agreed by the parties hereto that, at the election and direction of the Company and without modification of the terms and provisions hereof, Executive shall also serve as an executive officer and/or director of any one or more subsidiaries of the Company, when and as so determined by the Company.

      8. TERMINATION OF EMPLOYMENT. Upon termination of Executive's employment for any reason, Executive or, in the event of death, Executive's estate, shall be entitled to Executive's Annual Salary prorated through the date of termination. Any other payments or benefits earned by or owed to Executive hereunder at the time of termination of employment, but not yet paid to Executive, shall be paid to Executive or his estate at such time as is provided by the terms of the applicable the Company plan or policy. Executive's right to any additional payments and benefits for periods after the date of termination of employment shall be determined in accordance with the following provisions of this Section 8.

            (a) Disability of Executive. In the event of the termination of Executive's employment by reason of Executive's disability, as hereinafter defined, the Company shall pay to Executive, in addition to any amounts payable under any disability insurance policies or plans, an amount equal to 25% of Executive's Annual Salary as in effect at the date of termination of employment. Such amount shall be paid in equal installments throughout the three-month period commencing on the date of the termination of the employment of Executive. The Company shall also pay to Executive, not later than ten days following the date of termination of Executive's employment, a prorated bonus equal to the product of the Executive's target bonus under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which Executive's employment is terminated multiplied by a fraction, the numerator of which is twelve less the number of full months remaining in the fiscal year following the date of the termination of Executive's employment, and the denominator of which is twelve. In addition, in the event of the termination of Executive's employment by reason of Executive's disability, all equity compensation awards granted to Executive by the Company (e.g., stock options and shares of restricted stock) shall immediately become fully vested and fully exercisable.

      Executive shall be entitled to the disability benefits provided by this
Section if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of six consecutive months or a total of nine months in any twelve-month period. Any dispute regarding the existence, the extent or the continuance of Executive's disability shall be resolved by the determination of a duly licensed and practicing physician selected by and mutually agreeable to both the Company and Executive.

            (b) Death of Executive. In the event of the termination of Executive's employment by reason of the death of Executive, the Company shall pay, within ten days of Executive's death, to Executive's designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate, an amount equal to (x) 25% of the Executive's Annual Salary as in effect at

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the time of Executive's death and (y) a prorated bonus equal to the product of the Executive's target bonus under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which Executive dies multiplied by a fraction, the numerator of which is twelve less the number of full months remaining in the fiscal year following the date of Executive's death, and the denominator of which is twelve. Such payment shall be in addition to any other payments or benefits to which Executive may be entitled under the terms of any benefit plans of the Company, including, but not limited to, the BRP. In addition, in the event of the termination of Executive's employment by reason of the death of Executive, all equity compensation awards granted to Executive by the Company (e.g., stock options and shares of restricted stock) shall immediately become fully vested and fully exercisable.

            (c) Termination by the Company for Proper Cause. The occurrence of any of the following events or circumstances shall constitute "Cause" for the termination, at the election of the Company, of the employment of Executive under this Agreement:

                  (i) the perpetration of defalcations by Executive involving the Company or any of its subsidiaries, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of Executive entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or any of its subsidiaries;

                  (ii) the repeated and deliberate failure by Executive, after advance written notice to him, to comply with reasonable policies or directives of the Board of Directors of the Company;

                  (iii) the breach of this Agreement by Executive in any other material respect and failure to cure such breach within 30 calendar days after Executive receives written notice of such breach from the Board of Directors; or

                  (iv) conduct that results in the Executive being disqualified or barred by banking or securities law regulators from serving in the capacity contemplated by this Agreement.

      In the event that the Company discharges Executive for Cause, such notice of discharge shall be accompanied by a written and specific description of the circumstances constituting Cause.

      Upon the termination of Executive's employment hereunder by the Company for Cause, no additional benefits or monies shall be due Executive other than those accrued hereunder or under any benefit plans of the Company as of the date of termination. In addition, in the event that the Company discharges Executive for Cause pursuant to clause (i) or (iv) of this Section 8(c) and the acts or omissions of Executive constituting Cause result in material economic harm to the Company or in reputational harm causing quantifiable material injury to the Company, then, notwithstanding anything to the contrary herein or the terms of any Company plan or program, as of the date of termination (i) the Company shall have no further obligations to make any payments or provide any benefits to Executive or his dependents hereunder or under any compensatory or benefit plan or arrangement of the Company (including, but not limited to, the BRP) and (ii) any outstanding options

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to purchase shares of the Company's common stock shall immediately expire to the extent not previously exercised.

      In the event that the Company discharges Executive alleging Cause and it is subsequently determined pursuant to Section 12(f) that the termination was without proper cause, then such discharge shall be deemed a discharge without Cause subject to the provisions of Section 8(d) hereof.

            (d) Termination by the Company Without Cause. The Company may terminate Executive's employment hereunder at any time without Cause by written notice to Executive, in which event:

                  (i) the Company shall continue to pay Executive his Annual
            Salary, as in effect on the date of the termination of Executive's employment, for a period of months equal to the Severance Period (the term "Severance Period," as used herein, shall mean the lesser of 36 or the number of months in the period from the date of the termination of Executive's employment hereunder to the date Executive attains the age 65);

                  (ii) the Company shall pay to Executive, in equal installments over a period of months equal to the Severance Period, an amount equal to one-twelfth of the Severance Period multiplied by the greater of (x) the average annual incentive payment earned by Executive under the Company's Executive Incentive Compensation Plan (or any successor plan) in respect of the three most recent complete fiscal years of the Company prior to the date of the termination of Executive's employment or (y) the target incentive bonus award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which the termination of Executive's employment occurs;

                  (iii) the Company shall provide to Executive and his eligible dependents medical, long-term disability, dental and life insurance coverage, to the extent such coverage was in effect immediately prior to such termination, until the earlier to occur of the third anniversary of the date of termination or the date Executive attains the age 65; provided, however, that in the event that medical, long-term disability, dental and life insurance benefits cannot be provided under appropriate group insurance policies of the Company, an amount equal to the premium necessary for Executive to purchase directly the same level of coverage in effect immediately prior to the termination of employment shall be added to the Company's payments to Executive pursuant to this Section 8.

                  (iv) the Company shall continue to provide to Executive the benefits described under Sections 3(d) and 3(e) hereof until the earlier to occur of the third anniversary of the date of termination or the date Executive attains the age 65; and

                  (v) the Company shall contribute to Executive's account under the Company's defined contribution retirement plans (currently, the Company's Salary Savings Plan and ERISA Excess Profit Sharing and Lost Match Plan) an amount of cash equal to the amount that the Company would have contributed to such plans (including both profit-sharing contributions and Company matching contributions in

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            respect of Executive's contributions to the plan) had Executive continued to be employed by the Company for a number of months equal to the Severance Period, at an annual compensation equal to the sum of Executive's Annual Salary immediately prior to the termination of Executive's employment and the greater of (x) the average annual incentive bonus earned by Executive under the Company's Executive Incentive Compensation Plan (or any successor plan) in respect of the three most recent complete fiscal years of the Company prior to the date of the termination of Executive's employment or (y) the target incentive bonus award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which the termination of Executive's employment occurs (and assuming for this purpose that Executive made the maximum permissible contributions to such plans during such period), such contributions being deemed to be made immediately prior to the termination of Executive's employment;

                  (vi) all equity compensation awards granted to Executive by the Company (e.g., stock options and shares of restricted stock) shall immediately become fully vested and fully exercisable;

                  (vii) notwithstanding anything to the contrary contained in the BRP, Executive's "Credited Service" under the BRP shall be deemed for all purposes to be increased by an amount equal to one-twelfth of the Severance Period, and Executive's "Compensation" under the BRP for each such additional year of Credited Service shall be deemed to be an amount equal to the sum of (x) Executive's Annual Salary in effect immediately prior to the date of the termination of Executive's employment and (y) the greater of (A) the average annual incentive bonus payment earned by Executive under the Company's Executive Incentive Compensation Plan (or any successor plan) in respect of the three most recent complete fiscal years of the Company preceding the date of the termination of Executive's employment or (B) the target incentive bonus award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the year in which the termination of Executive's employment occurs; and

                  (viii) in the event Executive's employment is terminated prior to Executive's Early Retirement Date (as defined in the BRP), then notwithstanding Section 8.01 of the BRP or any other provision of the BRP, Executive shall be entitled to receive benefits under the BRP commencing on the date Executive attains age 55, with the amount of such benefits determined in accordance with the early retirement provisions of Appendix A of the BRP.

            If Executive is required to pay income or other taxes on any medical, long-term disability, dental or life insurance benefits provided or paid to Executive pursuant to this Section 8, then the Company shall pay to Executive an amount of cash sufficient to "gross-up" such benefits or payments so that Executive's "net" benefits received under this Section 8 are not diminished by any such taxes that are imposed with respect to the same or the Company's gross-up hereunder with respect to such taxes.

      (e) Termination by Executive For Good Reason In the Event Executive terminates his employment for Good Reason, the Company shall provide to Executive all of the

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payments and benefits to which Executive would have been entitled pursuant to
Section 8(d) had the Company terminated Executive's employment without Cause. For purposes of this Agreement, the term "Good Reason" shall mean:

            (i) a substantial alteration in the nature or status of Executive's responsibilities which renders Executive's position to be of less dignity, responsibility or scope;

            (ii) a substantial reduction in compensation such as, for example, a reduction in target incentive bonus award that is not offset by an increase in other compensation or benefits (in which case the payments and benefits in Section 8(d) shall be determined as if such reduction did not occur);

            (iii) the Company requiring Executive to be based anywhere other than the Company's principal executive offices; or

            (iv) any material breach by the Company of its obligations contained in this Agreement.

            (f) Termination by Executive Without Good Reason. In the event Executive terminates his employment with the Company for any reason (including retirement) other than Good Reason, death or Disability, no additional benefits or monies shall be due Executive other than those accrued hereunder or under any benefit plans of the Company as of the date of termination; provided, that, with respect to any shares of restricted stock awarded to Executive and designated by the Board of Directors of the Company as a multi-year award with vesting subject to the attainment of specified performance criteria (the parties acknowledge and agree that the shares of restricted stock granted to Executive on April 19, 2004 were granted as a three-year award with vesting subject to attainment of specified performance criteria), (x) any and all shares subject to vesting in respect of attainment of performance criteria in any year following the year in which Executive's employment is terminated shall be forfeited, and (y) if the performance criteria applicable to any shares subject to vesting in respect of the attainment of performance criteria in the year in which Executive's employment is terminated by reason of Executive's retirement under a plan or policy of the Company are satisfied, a prorated portion of such shares, based on the number of full months Executive was employed in the fiscal year in which he retired, shall become fully vested.

            (g) Termination at Age 65. On the date Executive attains age 65, this Agreement shall terminate and cease to be of any force or effect, except
(i) for the provisions of Sections 4 (Restrictive Covenants), 5 (Unauthorized Disclosure), 6 (Injunctive Relief) and 12 (Miscellaneous) hereof and (ii) with respect to any payments or benefits to which Executive is entitled hereunder as of such date.

            (h) Notice of Termination of Agreement. Either Executive or the Company may give written notice to the other of such party's election to terminate this Agreement on the third anniversary (the "Termination Date") of the date such notice is delivered to such other party. In such event, this Agreement will continue in effect until the Termination Date, and shall thereafter be of no force or effect, except (i) for the provisions of Sections 4 (Restrictive Covenants), 5 (Unauthorized Disclosure), 6 (Injunctive Relief) and 12 (Miscellaneous) hereof, and (ii) with respect to any payments or benefits to which Executive is entitled hereunder as of the Termination Date.

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            (i) Change of Control. In the event of the occurrence of a
Triggering Event (as defined in the Change of Control Agreement), this Agreement shall cease to be of any force or effect, except (i) for the provisions of Sections 4 (Restrictive Covenants), 5 (Unauthorized Disclosure), 6 (Injunctive Relief) and 12 (Miscellaneous), and (ii) with respect to any payments or benefits to which Executive is entitled hereunder as of the date of occurrence of such Triggering Event.

            (j) Effect of Termination on Other Positions. If, on the date of his termination of employment with the Company, the Executive is a member of the Board of Directors of the Company or any of its subsidiaries, or holds any other position with the Company or any of its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the date of his termination of employment with the Company. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

      9. RELEASE. Executive hereby acknowledges and agrees that prior to Executive's or his dependents' right to receive from the Company any compensation or benefits to be paid or provided to him or his dependents hereunder following the termination of his employment for any reason, Executive may be required by the Company, in its sole discretion, to execute a release in the form of Exhibit A hereto.

      10. INDEMNIFICATION. The Company shall indemnify Executive, to the fullest extent permitted by Florida law, with respect to any threatened, pending or completed action, suit or proceeding, brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Florida law, the Company shall, in advance of final disposition, pay any and all expenses incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding with respect to which Executive may be entitled to indemnification hereunder. Executive's right to indemnification provided herein shall survive the termination of Executive's employment hereunder.

      11. RETURN OF MATERIALS. Upon termination of employment hereunder, Executive shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, reports and any other documents or tangible items containing or constituting confidential information about the business of the Company.

      12. MISCELLANEOUS.

            (a) Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested -- in the case of Executive, to his residence address as set forth in the books and records of the Company, and in the case of the Company, to the address of the Company's principal place of business, in care of the Chairman of the Compensation Committee of the Board of Directors of the Company -- or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

            (b) Successors. This Agreement shall inure to the benefit of and be binding upon Executive, the Company and any successor to the Company.

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            (c) Severability. Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to subsection (d) of this Section 12 if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

            (d) Reformation. If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

            (e) Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person and, so long as Executive lives, no person other than the parties hereto shall have any rights under or interest in this Agreement or the subject matter hereof.

            (f) Arbitration. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive's employment with the Company or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Naples, Florida in accordance with this Section 12(f) of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the "Arbitration Panel"). The Company and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the "Commercial Panel") and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Company and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Company will pay all arbitrators' fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by Executive in the event the Arbitration Panel determines that Executive's position in the arbitration proceeding was without merit.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

            (h) Entire Agreement. This Agreement and the Change of Control Agreement contain the entire agreement of the parties concerning the matters set forth herein and therein, and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein and the Change of Control Agreement, are superseded hereby. The parties agree that the Existing Employment Agreement is hereby terminated and shall be of no further force or effect.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      "COMPANY"

                                      FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

                                      By:/s/Gary L. Tice
                                         --------------------------------------
                                         Gary L. Tice
                                         Chairman and Chief Executive Officer

                                      "EXECUTIVE"

                                      /s/Kevin C. Hale
                                      -----------------------------------------
                                      Kevin C. Hale

                                    EXHIBIT A

                                 FORM OF RELEASE

      THIS RELEASE is made by the undersigned ("Executive") in favor of First National Bankshares of Florida, Inc. (the "Company") this ____ day of _____,
_____.

      WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of _________, 2004 (the "Employment Agreement"); and

      WHEREAS, pursuant to Section 9 of the Employment Agreement, it is a condition to the Company's obligation to make certain payments and provide certain benefits to Executive following the termination of Executive's employment that Executive execute and deliver to the Company a release in the form hereof

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the following sentence, Executive hereby releases the Company and any affiliated entities and their respective officers, directors, shareholders, executives and agents, from any and all claims, demands, suits, causes of action, damages or expenses which Executive has had or may have in the future, arising out of Executive's employment as an executive of the Company and Executive's separation from the Company, including, without limitation:

      (a) claims under any and all federal, state or local laws or regulations, including, but not limited to any labor, employment or benefit laws prohibiting any form of discrimination such as the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the Civil Rights Act of 1991;

      (b) any right to recover under any claim that may be filed by the Equal Employment Opportunity Commission, or state or local human relations commission, or any other federal, state or local governmental agency; and

      (c) any claim that Executive is entitled to any payments or benefits other than as expressly set forth in the Employment Agreement.

      Notwithstanding anything to the contrary herein, Executive does not waive any rights of Executive arising under Section 10 of the Employment Agreement.

      IN WITNESS WHEREOF, intending to be legally bound, Executive has executed this Release on the date first set forth above.

                                                --------------------------------
                                                Print Name:
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